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                                                                       Exhibit 5


January 9, 2003

Baltimore Gas and Electric Company
39 W. Lexington Street
Baltimore, Maryland 21201

Gentlemen:

         This opinion is provided in connection with the Registration Statement (the "Registration Statement") being filed by Baltimore Gas and Electric Company ("BGE") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 regarding the proposed issuance of up to $400,000,000 principal amount of unsecured debt ("Debt").

         I am a Senior Counsel in the corporate unit of the legal department of Constellation Energy Group, Inc., parent of BGE. I am representing BGE, a Maryland corporation, in regard to the matters set forth herein. I am generally familiar with BGE's corporate history, properties, operations, Charter (including amendments, supplements, and restatements thereto), the issuance of its securities outstanding, and the indenture under which its debt is issued. In connection with this opinion, I have considered, among other things (1) the Charter of BGE; (2) the By-Laws of BGE; (3) the Indenture dated as of July 1, 1985 as supplemented on October 1, 1987 and January 26, 1993, from BGE to The Bank of New York (the "Indenture") under which the Debt will be issued; (4) the corporate proceedings for the approval of the issuance and sale of the Debt;
(5) the Registration Statement; (6) the purchase agreement (including the standard purchase provisions) filed as an exhibit to the Registration Statement (the "Purchase Agreement"); and (7) such other documents, transactions, and matters of law as I deemed necessary in order to render this opinion.

         This opinion is subject to (1) the proper execution, authentication, and delivery of the Debt upon receipt of the purchase price pursuant to the Purchase Agreement; (2) the qualification of the Indenture under the Trust Indenture Act of 1939; (3) the Registration Statement becoming effective under the Securities Act of 1933; and (4) receipt of all necessary regulatory approvals for the issuance of the debt by BGE.

         Based on the foregoing, I am of the opinion that the Debt, when issued and delivered pursuant to the Purchase Agreement, will constitute legally issued and binding obligations of BGE.

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Baltimore Gas and Electric Company
January 9, 2003
Page 2


         I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland and the United States of America as currently in effect.

         This opinion is provided solely for your benefit and may not be relied upon by, or quoted to, any other person or entity, in whole or in part, without my prior written consent.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Registration Statement (and any amendments thereto) or the prospectus constituting a part of the Registration Statement (and any amendments or supplements thereto).

                                                  Very truly yours,

                                                  Donna M. Levy